Exhibit 99.1
MEDIA CONTACT:
Chelsea Ng/ Benny Liu
Hill and Knowlton Asia Ltd
2894 6240/ 2894 6215
chelsea.ng@hillandknowlton.com.hk/
benny.liu@hillandknowlton.com.hk
SPDR® Gold Trust To List on the
Stock Exchange of Hong Kong
Hong Kong — July 24, 2008 —State Street Global Advisors (SSgA), the investment management arm of State Street Corporation (NYSE: STT); and World Gold Trust Services, LLC, a wholly-owned subsidiary of World Gold Council today announced that the SPDR® Gold Trust (Ticker: 2840), an exchange traded fund (ETF) designed to track the price of gold, will be listed on the Stock Exchange of Hong Kong on July 31, 2008. The minimum trading lot for SPDR® Gold Trust, the first single-asset-class gold ETF listed in Hong Kong, is 10 shares.
A gold exchange traded fund, SPDR® Gold Shares www.spdrgoldshares.com tracks the prevailing international gold price and provides investors with simple, cost-effective and transparent access to the gold market. Each security is backed by physical allocated gold bullion held at custodians for the benefit of shareholders.
“We are delighted to see SPDR® Gold Trust listed on the Stock Exchange of Hong Kong a move that allows Hong Kong investors access to the huge pool of liquidity represented by the SPDR® Gold Trust. We believe that investors in this region will recognise the clear benefits of a strategic allocation to gold within their portfolios and look forward to the success of this listing,” said James E. Burton, Managing Director of World Gold Trust Services. “This listing is an important milestone for investors on Hong Kong’s largest bourse and for the SPDR® Gold Trust.”

Launched by World Gold Trust Services on the New York Stock Exchange in November 2004, and traded on the NYSE Arca, since December 2007 (Ticker:GLD), SPDR® Gold Shares was the first US commodity-based exchange-traded security, and has emerged as one of the fastest growing exchange traded products. GLD was subsequently cross-listed on Bolsa Mexicana de Valores in August 2006, and the Singapore Exchange in October 2006 and most recently on the Tokyo Stock Exchange on June 30, 2008. It is now one of the largest and most liquid commodity ETFs on the global market with total net assets of approximately USD 19 billion (HKD 148 billion) as of June 30, 2008.
“We are honoured that the Stock Exchange of Hong Kong — one of the largest stock exchanges in the world—has approved the listing of SPDR® Gold Trust,, one of the world’s largest ETFs,” said Sammy Yip, Vice President and Head of Exchange Traded Funds at State Street Global Advisors Asia Limited. “As the first Gold ETF to trade on the SEHK, SPDR® Gold Trust offers investors an innovative, relatively cost-efficient and convenient way to access the gold market.”
SPDR® ETFs1 are a comprehensive family spanning an array of international and domestic asset classes. Offered by State Street Global Advisors, SPDR® ETFs1 provide professional investors with the flexibility to select investments that are precisely aligned to their investment strategy. Recognized as the industry pioneer, State Street—in partnership with the American Stock Exchange—created the world’s first ETF in 1993 (SPDR® S&P 5001 — Ticker SPY).
State Street is one of the world’s largest ETF providers with more than USD $150 billion in ETF assets under management and a market share of over 18.7 percent globally (as of June 30, 2008). Its family of SPDR® Exchange Traded Funds1 allows investors to choose from more than 105 ETFs globally.
About World Gold Trust Services, LLC.
World Gold Trust Services, LLC is a wholly owned subsidiary of the World Gold Council (WGC) which is a commercially-driven marketing organization that is funded by the world’s leading gold mining companies. A global advocate for gold, the WGC aims to promote the demand for gold in all its forms through marketing activities in major international markets. For further information, visit www.gold.org2.
About State Street Global Advisors
State Street Global Advisors, the investment management arm of State Street Corporation (NYSE: STT), delivers investment strategies and integrated solutions to clients worldwide across every asset class, investment approach and style. With $1.9 trillion in assets under management at June 30, 2008, State Street Global Advisors has investment centers in Boston, Hong Kong, London, Montreal, Munich, Paris, Singapore, Sydney, Tokyo, Toronto and Zurich, and offices in 27 cities worldwide. For more information, visit State Street Global Advisors at www.ssga.com2.

[1]	These products are not authorised by Securities Futures Commission (“SFC”) and they may contain information relating to investment funds which are not authorized by SFC.

[2]	These websites are not authorised by the Securities and Futures Commission (“SFC”) and they may contain information relating to the investment funds which are not authorised by SFC.
Nothing contained herein constitutes investment advice and should not be relied upon as such. Investment involves risk. The value of SPDR® Gold Shares (the “Shares”) of the SPDR® Gold Trust (“the Trust”) may fall or rise. Investors should be aware that the Trust is different from a typical unit trust offered to the public in Hong Kong. Past performance of the Trust or of the gold market is not necessarily indicative of its future performance. Fluctuations of gold prices may materially adversely affect the value of the Shares, for example, in the event of crises motivating large-scale sales of gold or substantial sales of gold by the official sector. Redemption of Shares can only be executed in substantial size through authorized participants. Listing of Shares on the Stock Exchange of Hong Kong Limited (“SEHK”) does not guarantee a liquid market for Shares, and Shares may be delisted from SEHK. The Shares may trade on the SEHK at price which is at, above or below the underlying net asset value per Shares. Investors should read the Trust’s prospectus carefully before investing. The Trust’s prospectus is available from State Street Global Advisors Asia Limited. Investors should consider whether the Trust is suitable for him/her and may wish to seek advice from a financial advisor before investing in Shares.
The “SPDR®” trademark is used under license from The McGraw-Hill Companies, Inc. (“McGraw-Hill). No financial product offered by State Street Global Advisors, a division of State Street Bank and Trust Company, or its affiliates is sponsored, endorsed, sold or promoted by McGraw-Hill.
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